As filed with the Securities and Exchange Commission on November 24, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Hollysys Automation Technologies Ltd.
(Exact name of registrant as specified in its charter)

British Virgin Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

No. 2 Disheng Middle Road,
Beijing Economic-Technological Development Area,
Beijing, P. R. China 100176
8610-5898-1309
(Address of Principal Executive Offices, including zip code)

Chardan North China Acquisition Corporation (the predecessor of the Registrant)
2006 Stock Plan

Copies of Correspondence to:

Louis A. Bevilacqua, Esq.
Pillsbury Winthrop Shaw Pittman LLP
2300 N Street, N.W.
Washington, DC 20037
(202) 663-8000
(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares, $0.001 par value per share	3,000,000	$13.87	(2)	$41,610,000	$2,967

(1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional securities that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) and (c) under the Securities Act. The registration fee for the 3,000,000 shares available to be offered or sold under the Registrant’s 2006 Stock Plan is based upon the average high and low prices of the Registrant’s ordinary shares, par value $0.001 per share (the “Ordinary Shares”), reported on the Nasdaq Global Select Market on November 22, 2010.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All Information required by Part I of Form S-8 to be contained in the prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”), are incorporated in this Registration Statement by reference:

(a)           The Registrant’s Annual Report on Form 20-F for the fiscal year ended June 30, 2009, filed on September 30, 2009 (File No. 001-33602); and

(b)           The description of the Registrant’s Ordinary Shares contained in the Registration Statements on Form 8-A, filed with the Commission on July 30, 2008 (which incorporates such description of the Ordinary Shares from the Registrant’s Registration Statement on Form S-4 (File No. 333-132826), originally filed on March 30, 2006 and as subsequently amended (the “Form S-4”), which description is also hereby incorporated by reference) and September 21, 2010, pursuant to Section 12(g) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any further amendment or report filed hereafter for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

ITEM 4.    DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under the BVI Business Companies Act, 2004 (as amended) (the "Act") and the Registrant's Articles of Association, the Registrant may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a)
is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the Company; or

(b)	is or was, at the request of the Company, serving as a director of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

Pursuant to the Act, the indemnity applies only to a person who has acted honestly and in good faith and in what he believed to be the best interests of the Registrant and, in the case of criminal proceedings, provided the person had no reasonable cause to believe that his conduct was unlawful.  The Registrant shall not indemnify a person who has not so acted, and any indemnity given to such a person is void and of no effect.

The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Registrant or that the person had reasonable cause to believe that his conduct was unlawful.

Expenses, including legal fees, incurred by a director in defending any legal, administrative or investigative proceedings may be paid by the Registrant in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the director is not entitled to be indemnified by the Registrant in accordance with the Articles of Association.

Expenses, including legal fees, incurred by a former director in defending any legal, administrative or investigative proceedings may be paid by the Registrant in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the former director to repay the amount if it shall ultimately be determined that the former director is not entitled to be indemnified by the Registrant in accordance with the Articles of Association and upon such other terms and conditions, if any, as the Registrant deems appropriate.

The indemnification and advancement of expenses provided by, or granted pursuant to, the Articles of Association is not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any agreement, resolution of members, resolution of disinterested directors or otherwise, both as to acting in the person’s official capacity and as to acting in another capacity while serving as a director of the Company.

The Registrant may purchase and maintain insurance in relation to any person who is or was a director of the Registrant, or who at the request of the Registrant is or was serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Registrant has or would have had the power to indemnify the person against the liability under the Articles of Association

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8.    EXHIBITS.

Exhibit	Description

4.1	The Chardan North China Acquisition Corporation (the predecessor of the Registrant) 2006 Stock Plan

5.1	Opinion of Maples and Calder

23.1	Consent of BDO Limited

23.2	Consent of Reanda Certified Public Accounts Co., Ltd. (formerly known as BDO Reanda)

23.3	Consent of Maples and Calder (included in Exhibit 5.1)

24.1	Power of Attorney (included on the Signature Page to this Registration Statement)

ITEM 9.    UNDERTAKINGS.

(A)         The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (A)(1)(i) and (A)(1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Beijing, People’s Republic of China, on this 24th day of November, 2010.

HOLLYSYS AUTOMATION TECHNOLOGIES LTD.

By	/s/ Changli Wang
Changli Wang
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature to this Registration Statement on Form S-8 appears below hereby constitutes and appoints Changli Wang and Peter Li, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to sign any registration statement for the same offering covered by this Registration Statement on Form S-8 that is to be effective on filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 24, 2010.

SIGNATURE	TITLE

/s/ Changli Wang	Chairman and Chief Executive Officer (Principal Executive
Changli Wang	Officer)

/s/ Peter Li	Chief Financial Officer
Peter Li	(Principal Financial Officer and Accounting Officer)

/s/ Jerry Zhang	Director
Jerry Zhang

/s/ Colin Sung	Director
Colin Sung

/s/ Qingtai Chen	Director
Qingtai Chen

/s/ Jianyun Chai	Director
Jianyun Chai

INDEX TO EXHIBITS

Exhibit	Description

4.1	The Chardan North China Acquisition Corporation (the predecessor of the Registrant) 2006 Stock Plan

5.1	Opinion of Maples and Calder

23.1	Consent of BDO Limited

23.2	Consent of Reanda Certified Public Accounts Co., Ltd. (formerly known as BDO Reanda)

23.3	Consent of Maples and Calder (included in Exhibit 5.1)

24.1	Power of Attorney (included on the Signature Page to this Registration Statement)